FORM 3
OMB Approval
OMB Number 3235-0104
Expires: February 1, 1994

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES Filed pursuant to
Section 16(a) of the securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___ Check if no longer subject to Section 16, Form 4 or Form 5, Obligation may continue. See Instructions
_X_  Form 3 Holdings Reported
___  Form 4 Transaction

1. Name and Address of Reporting Person:                    Wanhelman, Warren
                                                            3 Main Street,
                                                            Oakridge, TN 37830
2. Date of Event Requiring Statement:                       04/2001
3. IRS or SSN of Reporting Person (Voluntary):
4. Issuer Name and Ticker or Trading Symbol:                Diversified Product Inspections, Inc.
5. Relation of Reporting Person to Issuer                   X Director
                                                            _ 10% owner
                                                            _ Officer (Title):
                                                            _ Other (Specify)
6. If Amendment, Date of Original:
7.    X Filed by One Reporting Person.
      _ Filed by more than One Reporting Person.


TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security:                                   Common Stock
2. Amount of Securities Beneficially Owned:             -0-
3. Ownership Form;
Direct (D) or Indirect (I):                             D
4. Nature of Indirect Beneficial Ownership:             N/A

*If the form is filed by more than one Reporting Person, see instruction 5(b)(v)
Reminder: Report on a separate Line for each class of securities beneficially owned directly or indirectly.

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Derivative Security:
2. Date Exercisable and Expiration Date:
3. Title and Amount of Underlying Securities:
4. Conversion or Exercise Price of Derivative Securities:
5. Ownership of Derivative Securities;   Direct (D) or Indirect (I):
6. Nature of Indirect Beneficial Ownership:


EXPLANATION OF RESPONSES:








/s/ Warren Wanhelman                            Date:
--------------------------------
Warren Wanhelman
**Signature of Reporting Person
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See Sections 18 U.S.C. 1001, 15 U.S.C. 78ff(a).